SECURITIES AND EXCHANGE COMMISSION
                             Washington, D. C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                                CINAR Corporation
                                (Name of Issuer)

                Class B Limited Voting Common Stock, no par value
                         (Title of Class of Securities)

                                    171905300
                                 (CUSIP Number)

                                February 11, 2004
             (Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this schedule is filed:

         |_| Rule 13d-1(b)
         |X| Rule 13d-1(c)
         |_| Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP No. 171905300                                            Page 2 of 5 Pages
-------------------                                            -----------------

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1.   NAME OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

     RAFFLES ASSOCIATES, L.P.
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                 (a)  |_|
                                                                 (b)  |X|
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3.   SEC USE ONLY


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4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
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  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           1,991,117
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          0
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         1,991,117
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            0
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,991,117
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          |_|
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     5.73%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

     PN
--------------------------------------------------------------------------------

Item 1(a).        Name of Issuer:

                  CINAR Corporation

Item 1(b).        Address of Issuer's Principal Executive Offices:

                  1055 Rene-Levesque Blvd. East, Suite 800,
                  Montreal, Quebec, Canada  H2L 455

Item 2(a).        Name of Person Filing:

                  Raffles Associates, L.P.

Item 2(b).        Address of Principal Business Office or, if None, Residence:

                  450 Seventh Avenue, Suite 509, New York, NY  10123

Item 2(c).        Citizenship:

                  Not Applicable.

Item 2(d).        Title of Class of Securities:

                  Class B Limited Voting Common Stock, no par value.

Item 2(e).        CUSIP Number:

                  171905300

Item 3. Not applicable as this Schedule is filed pursuant to Rule 13d-1(c).

Item 4.           Ownership.

                  (a)   Amount beneficially owned:      1,991,117

                  (b)   Percent of Class:               5.73%

                  (c)   Number of Shares as to which the person has:

                        (i)   Sole power to vote or to direct the vote:
                              1,991,117

                        (ii)  Shared power to vote or to direct the vote: 0

                        (iii) Sole power to dispose or to direct the disposition
                              of: 1,991,117

                        (iv) Shared Power to dispose or to direct the disposition of: 0

Item 5. Ownership of Five Percent or Less of a Class. If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. |_|.

                  Not applicable.

Item 6            Ownership of More than Five Percent on Behalf of Another
                  Person.

                  Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

                  Not Applicable.

Item 8.           Identification and Classification of Members of the Group.

                  Not Applicable.

Item 9.           Notice of Dissolution of Group.

                  Not Applicable.

Item 10.          Certification.

                  By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 20, 2004

                                        RAFFLES ASSOCIATES, L.P.
                                        By: RAFFLES CAPITAL ADVISORS, LLC,
                                              General Partner


                                        By: /s/ Paul H. O'Leary
                                            -----------------------
                                            Name: Paul H. O'Leary
                                            Title: Managing Member


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